Exhibit 99.1

[AMERICAN HOME LOGO]

FOR IMMEDIATE RELEASE
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               AMERICAN HOME MORTGAGE PROVIDES MID-QUARTER UPDATE

            Company will establish additional reserves for delinquent loan repurchases that are likely to cause a loss for the second quarter of 2007

                      2007 Earnings Guidance Withdrawn, but
              Quarterly Dividend Policy of $0.70 per Share Affirmed

              Company Has Issued $125 million of 9.75% Convertible
  Trust Preferred Securities to Funds Managed by Marathon Asset Management, LLC

MELVILLE, NY- June 28, 2007 - American Home Mortgage Investment Corp. (NYSE -
AHM) announced today that it will take substantial charges for credit-related expenses in the second quarter. As a result, the Company's second quarter financial results are uncertain, and it is likely the Company will experience a second quarter loss. As has been previously described, the Company's credit-related expenses have been primarily caused by the three month "timely payment" warranty the Company granted to loan buyers who purchased stated income loans with high loan to value ratios from the Company. The Company has stopped making these types of loans. Consequently, the Company believes that the high credit-related charges resulting from prior loan sales will diminish as the three month "timely payment" warranty expires.

Michael Strauss, American Home's Chief Executive Officer, commented, "Our company's goal is to put the impact from the discontinued products behind us. A benefit of the substantial reserves we are establishing in the second quarter is that the discontinued product's impact on our future financial results is likely to diminish. As we put the impact from the discontinued products behind us, the positive contributions from our portfolio, mortgage origination franchise and loan servicing business will again drive our results. Altogether, the second quarter will be a period of "clean-up" as the impact from the discontinued products continues to wind down."

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While charges related to repurchases of discontinued products will have a significant impact on the Company's second quarter results, new repurchase claims have dropped substantially as the second quarter has progressed. Specifically, claims reached a high in April, but May and June claims have declined approximately 53% from April levels. Claims are typically made shortly after the expiration of the warranty period. The reduction in new claims is a result of the expiration of the three month "timely payment" warranty on loans previously sold by the Company. Claims and related reserves are expected to continue to trend lower in the third and fourth quarters.

SECOND QUARTER LOSS WILL BE LIMITED

The Company's delinquency-related charges in the second quarter will be substantial. In addition, the Company expects that it will reclassify a portion of its other comprehensive loss. The reclassification will be charged to current quarter earnings, but will reduce other comprehensive loss by a like amount, and consequently will not affect the Company's equity. Altogether, the total amount of loss in the second quarter is expected to be contained. Specifically, the Company expects that its total stockholder's equity will actually be higher at the end of the second quarter compared to the first quarter of 2007.

EARNINGS GUIDANCE WITHDRAWN

Because of Company's second quarter results and current conditions in the mortgage industry, the Company is withdrawing its previously issued earnings guidance for 2007. The Company expects to reestablish earnings guidance toward year-end.

DIVIDENDS POLICY REAFFIRMED

While losses from the "timely payment" warranty on discontinued products will drive the Company's second quarter results, base results from the Company's mortgage origination business have benefited from a stabilization of the secondary mortgage market. Specifically, the Company's loan pools offered for sale are now attracting multiple bidders and are being traded at supportive prices. Based on the Company's ongoing revenue from its portfolio, loan sales and servicing fees, the Company is reaffirming its quarterly dividend policy of $0.70 per common share. The dividend policy is subject to change without notice, and the Company's Board of Directors may reduce or eliminate the dividends if it believes the Company's prospects warrant such a change.

ISSUANCE OF CONVERTIBLE TRUST PREFERRED SECURITIES

The Company also announced today that it has issued in a private placement $125 million of convertible trust preferred securities to funds managed by Marathon Asset Management, LLC. The trust preferred securities pay a dividend of 9.75% per annum, and are convertible into the Company's common stock at an initial conversion price of $25.57 per share. The conversion price is subject to limited downward adjustments based on the performance of the Company's shares and its common dividend yield.

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ABOUT AMERICAN HOME

American Home Mortgage Investment Corp. is a mortgage real estate investment trust (REIT) focused on earning net interest income from self-originated loans and mortgage-backed securities, and, through its taxable subsidiaries, from originating and selling mortgage loans and servicing mortgage loans for institutional investors. Mortgages are originated through a network of loan production offices and mortgage brokers as well as purchased from correspondent lenders, and are serviced at the Company's Irving, Texas servicing center. For additional information, please visit the Company's website at www.americanhm.com.

This news release contains "forward-looking statements" that are based upon expectations, estimates, forecasts, projections and assumptions. Any statement in this news release that is not a statement of historical fact, including, but not limited to, earnings guidance and forecasts, projections of financial results and loan origination volume, expected future financial position, dividend plans or business strategy, and any other statements of plans, expectations, objectives, estimates and beliefs, is a forward-looking statement. Words such as "look forward," "will," "anticipate," "may," "expect," "plan," "believe," "intend," "opportunity," "potential," and similar words, or the negatives of those words, are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict, and are not guarantees of future performance. As a result, actual future events may differ materially from any future results, performance or achievements expressed in or implied by this news release. Specific factors that might cause such a difference include, but are not limited to: American Home's limited operating history with respect to its portfolio strategy; the potential fluctuations in American Home's operating results; American Home's potential need for additional capital; the direction of interest rates and their subsequent effect on the business of American Home and its subsidiaries; risks associated with the use of leverage; changes in federal and state tax laws affecting REITs; federal and state regulation of mortgage banking; and those risks and uncertainties discussed in filings made by American Home with the Securities and Exchange Commission. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from expectations. American Home does not assume any responsibility, and expressly disclaims any responsibility, to issue updates to any forward-looking statements discussed in this news release, whether as a result of new information, future events or otherwise.

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CONTACT:
Mary M. Feder
Vice President, Investor Relations
(631) 622-6469
mary.feder@americanhm.com